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                                                                    EXHIBIT 99.1

[LOGO OF GEMSTAR TV GUIDE INTERNATIONAL, INC. COMPANY]

                                                                    NEWS RELEASE
                                          135 North Los Robles Avenue, Suite 800
                                                 Pasadena, California 91101-4501

FOR IMMEDIATE RELEASE
November 7, 2002

                      GEMSTAR MANAGEMENT CHANGES COMPLETED

Pasadena, CA - Gemstar-TV Guide International, Inc. (NASDAQ: GMSTE) ("Gemstar-TV Guide" or the "Company") today announced that definitive documents referred to in a news release issued on October 8, 2002 have been signed and are now effective.

Dr. Henry Yuen has resigned his position as Chief Executive Officer, and Elsie Leung has resigned as Chief Financial Officer. Effective immediately, Jeff Shell, the Company's Chief Operating Officer since April 2002, will become the Chief Executive Officer, while Paul Haggerty will be Acting Chief Financial Officer. A search for a permanent Chief Financial Officer is being undertaken.

As previously outlined, Dr. Yuen will remain Chairman of the Board of Directors in a non-executive capacity and will head a new international business development unit. Ms. Leung will remain a member of the Board and will work with Dr. Yuen to develop international business opportunities.

The parties have agreed that the cash currently payable under the terms of the restructuring agreement will be held by the Company in a segregated account for up to six months pending the possible deposit of all or a portion of such cash into an escrow pursuant to the recently enacted Sarbanes-Oxley Act.

                                       ***

Except for historical information contained herein, the matters discussed in this news release contain forward-looking statements that involve risks and uncertainties. Actual results may differ from our current expectations. These forward-looking statements include the risk that the management changes described above may not result in the expected benefits and improvements; and the other risks detailed from time to time in the company's SEC reports, including the most recent reports on Forms 10-K, 8-K, and 10-Q, each as it may be amended from time to time.

CONTACT INFORMATION:

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ANALYSTS:
Michael Benevento                   212/852-7337

NEWS MEDIA:
Lauren Snyder                       212/852-7585